Exhibit 99.1

Behringer Harvard Announces Investment in Luxury
Multifamily Development in Miami Metro Area

DALLAS, February 4, 2013 — Behringer Harvard announced today its investment in a luxury multifamily community slated for development in Kendall, Florida, a suburban area of Miami-Dade County approximately 25 miles southwest of downtown Miami. The development site is on the south side of Kendall Drive, to the west of SW 167th Avenue.

Behringer Harvard Multifamily REIT I, Inc. has provided mezzanine financing for the construction of a 321-unit apartment community consisting of 12 three-story residential buildings and one three-story, mixed-use building with 7,045 square feet of retail on the ground floor and two floors of one-bedroom and studio apartments above. Construction will begin in February 2013 and is expected to be completed in the third quarter of 2014.

Known as Altis at Kendall Square, the highly amenitized community will be built on a 24.6-acre site within Kendall Commons, a master-planned, 160-acre development featuring a traditional neighborhood design and more than 1,000 planned residential units including multifamily, townhomes and single-family homes.

“This investment continues our strategy of providing mezzanine financing for high-quality multifamily development communities,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We are pleased that this will be our second project with The Altman Companies, a leading developer based in Boca Raton, Florida.”

The project will be developed by affiliates of The Altman Companies. Financing for construction of the property will be provided by TD Bank.

A freestanding, 5,000-square-foot clubhouse and recreational area will anchor the community. The clubhouse will offer common-area amenities including a movie theater with surround sound, a state-of-the-art fitness center, a cyber café, billiard and entertainment rooms, and a kitchen. The pool area will feature a resort-style pool with a large deck and spa, a pool pavilion with an outdoor kitchen, a bar and barbecue grills. An expansive sundeck with pergola will offer relaxing views overlooking a 17.8-acre lake. A separate recreational area will include additional barbecue areas, outdoor tables for dining, a hammock park, a dog park, a beach volleyball court, a children’s playground and a community garden.

The community will offer studios and apartment units with up to three bedrooms and two baths averaging 1,030 square feet each. Units will feature private entries and direct-access garages.

Altis at Kendall Square will provide convenient access to major employment centers in or near Miami via the Florida 821 Toll Road and Dolphin Expressway (Florida 836 East). Residents may enjoy a shopping center with a Publix Supermarket adjacent to the property on the east. Kendall also features multiple area shopping malls, including the upscale Dadeland Mall.

About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than

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$6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864

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